UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2016 (July 15, 2016)

FORESIGHT ENERGY LP

(Exact name of registrant as specified in its charter)

Delaware	001-36503	80-0778894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 North Broadway

Suite 2600

Saint Louis, MO 63102

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (314) 932-6160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 15, 2016, Foresight Energy LLC (“FELLC”) and Foresight Energy Finance Corporation (together with FELLC, the “Issuers”), together with Foresight Energy LP (“FELP”), certain other subsidiaries of FELP (collectively, the “Partnership”) and Foresight Energy GP LLC (“FEGP”), entered into the First Amendment to Transaction Support Agreement (as amended, the “Notes Support Agreement”) with certain holders (the “Consenting Noteholders”) of the Issuers’ 7.875% Senior Notes due 2021 (the “Notes”), which extended the termination date for (i) failure to consummate a global restructuring of the Partnership’s indebtedness (the “Restructuring”) contemplated by the Notes Support Agreement or (ii) any condition to the exchange offer contemplated by the Notes Support Agreement becoming incapable of being satisfied, to August 2, 2016.  The parties also agreed to enter into documentation necessary to reflect certain modifications to the terms of the Restructuring originally contemplated by the Notes Support Agreement.

On July 17, 2016, Murray Energy Corp. (“Murray”), Foresight Reserves LP (“Reserves”), Christopher Cline and Cline Resources and Development Company (“Cline Development”) each executed a joinder to the Notes Support Agreement (the “Joinder”), whereby such parties agreed, among other things, to support and seek to consummate the Restructuring.

Also on July 17, 2016, the Partnership entered into the Second Amendment to Transaction Support Agreement (as amended, the “Lender Support Agreement”) with certain of the lenders (the “Consenting Lenders”) under the Partnership’s Second Amended and Restated Credit Agreement dated as of  August 23, 2013 (the “Credit Agreement”), which (A) extended the termination date for failure to consummate the Restructuring contemplated by the Lender Support Agreement to July 22, 2016 (the “Initial Lender Extension Date”) and (B) permits discussions among the parties thereto and other key constituencies regarding consensual modifications to the terms of the transaction and appropriate steps in furtherance thereof.  The Initial Lender Extension Date may be extended to August 5, 2016, or such later date agreed to among the Partnership and the Consenting Lenders constituting “Required Lenders” under the Credit Agreement (“Required Lenders”), subject to the Partnership agreeing to the terms of a modified Restructuring in reasonable detail with certain of its secured and unsecured lenders and FELLC paying each Consenting Lender that has executed the amendment to the Lender Support Agreement an amount to be agreed among FELLC and Required Lenders.

The foregoing descriptions of the amendment to the Notes Support Agreement, the Joinder and the amendment to the Lender Support Agreement are qualified in their entirety by reference to the full text of such agreements, filed herewith as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

As previously disclosed, if an out of court restructuring is not completed, it may be necessary for us to file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in order to implement a restructuring, or our creditors could force us into an involuntary bankruptcy or liquidation. If a plan of reorganization is implemented in a bankruptcy proceeding, holders of claims and interests with respect to, or rights to acquire, our equity securities would likely be entitled to little or no recovery, and those claims and interests would likely be canceled for little or no consideration. If that were to occur, we anticipate that all, or substantially all, of the value of all investments in our partnership units would be lost and that our unitholders would lose all or substantially all of their investment. It is also likely that our other stakeholders, including our secured and unsecured creditors, would receive substantially less than the amount of their claims.

ITEM 8.01.  OTHER EVENTS

The Partnership extended the term of the existing forbearance agreement that was entered into on December 18, 2015 with the Consenting Noteholders (the “Notes Forbearance Agreement”).  As a result of the extension, the forbearance period runs through August 2, 2016, unless further extended by the Consenting Noteholders in their sole discretion or unless earlier terminated in accordance with its terms.

Foresight Receivables LLC (“Foresight Receivables”), together with the Partnership, extended the term of the forbearance agreement (the “Securitization Forbearance Agreement”) that was entered into on January 27, 2016 with certain lenders (the “Consenting Securitization Lenders”) under Foresight Receivables’ receivables financing agreement.  As a result of the extension, the forbearance period runs through August 15, 2016, unless further extended by the Consenting Securitization Lenders in their sole discretion or unless earlier terminated in accordance with its terms.

The extensions are intended to provide additional opportunity to engage in discussions and negotiations with the holders of the Notes and our secured lenders.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits

Exhibit No.	Exhibit Description

10.1	First Amendment to Transaction Support Agreement, dated as of July 15, 2016, by and among FEGP, the Partnership and the Consenting Noteholders.
10.2	Joinder to Transaction Support Agreement, dated July 17, 2016, by and among Murray, Reserves, Christopher Cline and Cline Development.
10.3	Second Amendment to Transaction Support Agreement, dated as of July 17, 2016, by and among the Partnership and the Consenting Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Foresight Energy LP
By: Foresight Energy GP LLC, its general partner

By: /s/ Robert D. Moore
Robert D. Moore President and Chief Executive Officer

Date: July 18, 2016

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	First Amendment to Transaction Support Agreement, dated as of July 15, 2016, by and among FEGP, the Partnership and the Consenting Noteholders.
10.2	Joinder to Transaction Support Agreement, dated July 17, 2016, by and among Murray Energy, Foresight Reserves, Christopher Cline and Cline Development.
10.3	Second Amendment to Transaction Support Agreement, dated as of July 17, 2016, by and among the Partnership and the Consenting Lenders.